EXHIBIT INDEX
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1.   Accounting and Pricing  Services  Agreement with Countrywide Fund Services,
     Inc.

2. Administration Agreement between Countrywide Investments, Inc. and Countrywide Fund Services, Inc.

3.   Consent of Arthur Andersen LLP

4.   Financial Data Schedule for Kentucky Tax-Free Fund